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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Crestwood Midstream Partners LP and Crestwood Midstream Finance Corp. for the registration of $700,000,000 of 6.25% Senior Notes due 2023 and the related guarantees and to the incorporation by reference therein of our report dated February 26, 2016, with respect to the consolidated financial statements of Crestwood Midstream Partners LP included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
March 4, 2016

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm